Exhibit 99.2

Encore Capital Group Announces New Global Funding Structure
SAN DIEGO, September 1, 2020 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today announced that it has taken important steps toward its goal of operational simplification and funding optimization.
Currently, Encore’s two primary operating units, Midland Credit Management (“MCM”) in the U.S. and Cabot Credit Management (“Cabot”) in the U.K., have legally separate funding structures. On September 1, 2020, Encore initiated a process to combine the two balance sheets into a unified funding structure. In this configuration, Encore would become the parent of a restricted group consisting of all subsidiaries of Encore against which all covenant performance would be measured. Key transactions to implement the new structure include the following (collectively, the “New Financing Transactions”):
•An amended multi-currency revolving credit facility that supports the operations of both MCM and Cabot, with an increased total commitment of $1,050 million, an extension of maturity to 2024 and with Encore and all its material subsidiaries (including Cabot) as guarantors;
•a new stretch facility with a committed amount of up to $300 million; and
•an amendment to the terms of the existing Cabot senior secured notes to, among other things, add Encore and its material subsidiaries as guarantors and have Encore become the parent of the restricted group.
The effectiveness of the New Financing Transactions is dependent upon satisfaction of certain conditions, including receipt of consents from at least a majority of the holders of Cabot’s £513 million 7.5% Senior Secured Notes due 2023 and €400 million Senior Secured Floating Rate Notes due 2024, pursuant to a consent solicitation commenced on September 1, 2020 (the “Consent Solicitation”).
Assuming the conditions to the effectiveness of the New Financing Transactions are satisfied, Encore intends to repay and terminate its current domestic revolving credit facility and term loan facility and repay a portion of its outstanding senior secured notes.
Through the New Financing Transactions and the Consent Solicitation, Encore is seeking to achieve a unified financing strategy to combine Cabot’s balance sheet with that of the wider Encore group, which the Company believes will fully leverage the combined size of Encore and Cabot, maximize financial flexibility by utilizing a global borrowing base, enhance access to capital markets and result in a strengthened credit profile for both existing and prospective Encore group lenders and investors.
The resulting global balance sheet strength and funding diversity will position Encore to take advantage of attractive opportunities arising from an anticipated change in the credit cycle.
Encore provided an update on cash collections on a year-to-date basis through July 2020, with Encore global cash collections at 100% of the ERC forecast for the period based on the reported December 31, 2019 ERC forecast. Within this total, U.S. performance was at 107%, U.K. performance was at 94%, and other geographies’ performance was at 67%, each compared to the ERC forecast for the period based on the reported December 31, 2019 ERC forecast. Additionally, Encore reported that collection figures for the month of August are trending in line with year-to-date July figures.
Upon successful completion of the New Financing Transactions, Encore expects to record related charges in the third quarter of 2020 totaling approximately $18 million after tax.

Encore Capital Group, Inc.

Encore continually evaluates different financing alternatives and may decide to enter into new secured credit facilities, increase the commitments available under the existing facilities or access the debt capital markets (including offering senior secured notes) to replace commitments or refinance drawings under the stretch facility agreement.
About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.
Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about Encore can be found at www.encorecapital.com. More information about the Company’s Midland Credit Management subsidiary can be found at www.midlandcreditonline.com. More information about the Company's Cabot Credit Management subsidiary can be found at www.cabotcm.com. Information found on the Company’s, MCM’s, or Cabot’s websites is not incorporated by reference.
Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, as they may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.
Contact:
Bruce Thomas
Vice President, Investor Relations
Encore Capital Group, Inc.
(858) 309-6442
bruce.thomas@encorecapital.com